Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated January 4, 2011

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - December 2010

1 January 2011



Performance Statistics

	December	3 Months	YTD	12 Months	5 Years
Excess Return	0.91%	0.70%	-0.42%	-0.42%	17.90%
Realized Volatility	3.71%	5.01%	5.44%	5.44%	5.17%
Sharpe Ratio	2.83	0.57	-0.05	-0.05	0.65
Skew	0.15	-0.35	-0.35	-0.35	-0.33
Kurtosis	-0.54	-0.59	4.13	4.13	2.42
Maximum Drawdown	-0.70%	-2.16%	-4.73%	-4.73%	-4.96%
Maximum Drawdown Date	14 Dec 10	23 Nov 10	03 Aug 10	03 Aug 10	23 Sep 08

Source: Credit Suisse - Dec 2005 to Dec 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Performance (past 12 months)



Index Level
250
245
240
235
230
225
220
FXFTERUS
Dec 09
Mar 10
Jun 10
Sep 10

Risk-Return Comparison (12 month rolling)



Return
15%
13%
11%
9%
7%
5%
3%
1%
-1%
-3%
-5%
CS Tremont Hedge Fund Index
MSCI World
S&P GS Commodity Index
JP Morgan Global Bond Index
FX Parker Index
FXFTERUS
Volatility
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Dec 2009 to Dec 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Highlights

- The CS FX Factor Index ended 2010 with strong momentum, registering a monthly gain of 0.91% in December.
- For the full year, FX Factor posted a moderate down of 0.42%, with a realised volatility of 5.44%, resulting in a Sharpe Ratio of -0.05.
- As risk appetite markedly improved into year-end, Momentum, Carry and Terms of trade have been key contributors to the December index performance.
- At the other end of the spectrum, Value contributed negatively, as most G10 currencies moved away from their fundamental valuation.

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Strategy Contribution

	3 Months	12 Months
Carry	1.47%	1.66%
EM	-1.04%	-1.09%
Growth	-1.28%	0.09%
Momentum	1.73%	1.10%
Terms of Trade	2.10%	-0.34%
Value	-2.28%	-1.83%
Overall	0.70%	-0.42%

3 Months Rolling Contribution



4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
EM
Value
Momentum
Growth
Terms of Trade
Carry
FX Factor
Dec-09 / Mar-10
Mar-10 / Jun-10
Jun-10 / Sep-10
Sep-10 / Dec-10

Source: Credit Suisse - Dec 2009 to Dec 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (31 Dec 2010)	239.93
Bloomberg Index Ticker	FXFTERUS Index <GO>

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All rights reserved. This document has been prepared by Credit Suisse.